Exhibit 99.3

Consent of Director Nominee

Diamond Resorts International, Inc., a Delaware corporation (the “Company”), is filing a Registration Statement on Form S-1 (Registration No. 333-189306) with the Securities and Exchange Commission (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of common stock of the Company. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

/s/ Robert Wolf
Name: Robert Wolf